EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                          OPERATIONS TO FIXED CHARGES
                                  (Unaudited)

                     Eli Lilly and Company and Subsidiaries
                             (Dollars in millions)

                                          Six Months Ended                 Years Ended December 31,
                                              June 30,       ----------------------------------------------------
                                                2000           1999       1998       1997       1996       1995
                                    -----------------------------------------------------------------------------
Consolidated Pretax
  Income from Continuing
  Operations before
  Extraordinary Item................          $1,876.6       $3,245.5   $2,665.0   $2,901.1   $2,131.3   $1,866.6

Interest from Continuing
  Operations and Other
  Fixed Changes.....................             112.9          213.1      198.3      253.1      323.8      323.9

Less Interest Capitalized
  during the Period from
  Continuing Operations.............             (20.6)         (29.3)     (17.0)     (20.4)     (35.8)     (38.3)
                                    -----------------------------------------------------------------------------

Earnings............................          $1,968.9       $3,429.2   $2,846.3   $3,133.8   $2,419.3   $2,152.2
                                    =============================================================================

Fixed Charges /1/...................          $  112.9       $  213.2   $  200.5   $  256.8   $  328.5   $  323.9
                                    =============================================================================

Ratio of Earnings to
  Fixed Charges.....................              17.4           16.1       14.2       12.2        7.4        6.6
                                    =============================================================================

/1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.

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